Exhibit 10.5
UNITED NATURAL FOODS, INC.
Terms and Conditions of Grant of Restricted Share Units to Director
2012 Equity Incentive Plan
These Terms and Conditions of Grant of Restricted Share Units to Director (these “Terms and Conditions”), shall apply to the grant by United Natural Foods, Inc., a Delaware corporation (the “Company”), to the Participant of an award of Restricted Share Units, pursuant to the Company's 2012 Equity Incentive Plan (as amended from time to time, the “Plan”). Except in the preceding sentence and where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries. All capitalized terms that are used in these Terms and Conditions without definition shall have the meanings set forth in the Plan.
1.Definitions.

(a)	Award Agreement has the meaning set forth in Section 2 of these Terms and Conditions.

(b)
Communication of Award means the communication delivered by an authorized representative of the Company to the Participant identifying that an Award has been granted together with the details of the Award (including the identity of the Participant, the Grant Date, and the number of Restricted Share Units that were awarded to the Participant) set forth in the award summary portion of the online award acceptance process used in connection with electronic administration of Awards under the Plan.

(c)	Grant Date means the date on which the Restricted Share Units were granted as set forth in the Communication of Award.

(d)	Participant, solely for purposes of the Award Agreement, means the individual identified in the Communication of Award.

(e)	Restricted Share Unit means a right to receive any one Share of the Company's common stock, par value $0.01 per share, from the Company following the expiration of the Restriction Period.

(f)	Restriction Period with respect to the Restricted Share Units means the period commencing upon the Grant Date and ending on the dates provided under Section 3 of these Terms and Conditions.

2.Grant of Restricted Share Units. Effective on the Grant Date and subject to the provisions of the Plan and these Terms and Conditions, the Company has granted to the Participant the number of Restricted Share Units set forth in the Communication of Award. A Restricted Share Unit does not represent an equity interest in the Company and carries no voting or dividend rights. The information contained in the Communication of Award with respect to the Participant and the Restricted Share Units is incorporated herein by reference and together with these Terms and Conditions shall constitute an Award Agreement (the “Award Agreement”) for purposes of the Plan. By accepting the award of Restricted Share Units and acknowledging these Terms and Conditions, the Participant agrees to be bound by the provisions of the Plan and these Terms and Conditions with respect to the Restricted Share Units. Acceptance of the award of Restricted Share Units and acknowledgment of these Terms and Conditions may be made in a writing signed by the Participant and delivered to the Company or through the online award acceptance process used in connection with electronic administration of awards under the Plan.

3.Restriction Period.

(a)    The Restriction Period shall expire with respect to ________ percent (___%) of the Restricted Share Units on the Grant Date and with respect to an additional ________ percent (___%) of such Restricted Share Units on each succeeding anniversary of the Grant Date so as to be expired with regard to all Restricted Share Units on the ________ anniversary of the Grant Date, conditioned on each such date on the Participant maintaining continuous status as a member of the Board of Directors of the Company since the Grant Date (or if later, the date on which the Participant first became a member of the Board of Directors). Notwithstanding the foregoing, the Restriction Period shall expire with respect to all Restricted Share Units upon the death or Disability of the Participant.

(b)    The Restriction Period shall be deemed to expire for all Restricted Share Units if, within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, the Participant ceases to be a member of the Board of Directors for any reason.

(c)    If the Participant ceases to be a member of the Board of Directors under circumstances not described in Sections 3(a) or 3(b), all Restricted Share Units as to which the Restriction Period has not expired shall be canceled immediately, and shall not be payable, except to the extent the Board of Directors of the Company decides otherwise.

4.Payment. No later than 2½ months after the end of the calendar year in which the Restriction Period expires with respect to Restricted Share Units, the Company shall issue to the Participant (or the Participant's assignee or beneficiary if permitted by the Plan or the Board of Directors of the Company) one Share for each Restricted Share Unit for which the Restriction Period expired.

5.Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares which may be issued upon expiration of the Restriction Period (including, without limitation, voting rights and any rights to receive dividends or non-cash distributions with respect to such Shares) unless and until the Restriction Period shall have expired. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the Restriction Period shall have expired.

6.No Guarantee of Continued Service. Nothing in the Award Agreement or in the Plan shall confer upon the Participant any right to continue to serve as a member of the Board of Directors of the Company or the right to be employed by the Company, or shall interfere with or restrict in any way the rights of the Company.

7.Amendment. Subject to the restrictions contained in the Plan, the Board of Directors of the Company may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, the Award Agreement and the Restricted Share Units, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant or any holder or beneficiary of the Restricted Share Units shall not to that extent be effective without the consent of the Participant, holder or beneficiary. The Board of Directors of the Company is authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, the Award Agreement and the Restricted Share Units as set forth in the Plan.

8.Determinations by the Board of Directors. Except as otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or the Award Agreement shall be within the sole discretion of the Board of Directors of the Company, may be made at any time and shall be final, conclusive, and binding upon all Persons.

9.Provisions of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan with the Award Agreement and agrees to be bound by all the terms and provisions of the Plan. The Award Agreement is governed by the terms of the Plan, and in the case of any inconsistency between the Award Agreement and the terms of the Plan, the terms of the Plan shall govern.

10.Nontransferability of Restricted Share Units. Except as otherwise provided in the Plan, the Restricted Share Units and this Award Agreement shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units otherwise than as permitted by the Plan and this Award Agreement shall, at the election of the Company, be null and void. Transfer of the Restricted Share Units for value is not permitted under the Plan or this Award Agreement.

11.Notices. Any notice required or permitted to be given to the Participant under the Award Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under the Award Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company's principal office.

12.Waiver. The waiver by the Company of any provision of the Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of the Award Agreement at any subsequent time or for any other purpose.

13.Governing Law. The validity, construction and effect of the Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.Successors. The Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of the Participant's legal representative. All obligations imposed upon the Participant and all rights granted to the Company under the Award Agreement shall be binding upon the Participant's heirs, executors, administrator and successors.

15.Electronic Communication. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.